Filed Pursuant to Rule 433

Registration No: 333-134553

India Equity and Currency Linked Basket Note

(“3-Year INR and NIFTY Basket Appreciation Note”)	Indicative Terms and Conditions
September 12, 2007

+ 1 212 526 2237

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Summary Description

This note allows an investor to hold a long position in the S&P CNX Nifty Index (Nifty Index) and in the Indian Rupee (INR) against the U.S. Dollar (USD) via a single basket consisting of the Nifty Index and the INR.  If the Basket Return, which is linked to the performance of the Nifty Index and of the INR against the USD, is greater than zero on the Valuation Date, the investor will receive a single payment at maturity equal to the principal amount of the notes plus an additional return equal to the principal amount of the notes multiplied by the product of [105-115%] (the Participation Rate) and the Basket Return (that is, the amount by which the Basket Return exceeds zero).  If the Basket Return on the Valuation Date is less than or equal to zero, but greater than or equal to —20% then the investor will receive at maturity only the principal amount of the notes, with no additional return. If the Basket Return on the Valuation Date is less than -20% then the investor will receive at maturity a single payment at maturity equal to the principal amount of the notes plus an additional return equal to the principal amount of the notes multiplied by the sum of 20% and the Basket Return.  The notes do not bear interest and are not principal protected even if held to maturity, and the Redemption Amount per note may be less than, and may be substantially less than, the principal amount invested.

Issuer	Lehman Brothers Holdings Inc. (A1, A+, AA–)
Issue Size	USD [TBD]
Issue Price	100%
Principal Protection	The notes are not principal protected, even if held to maturity, and the Redemption Amount per note may be less than, and may be substantially less than, the principal amount invested.
Trade Date	[TBD]
Issue Date	Trade Date + [4] Business Days
Valuation Date

Maturity Date - [4] Valuation Business Days; provided that, upon the occurrence of a Disruption Event with respect to the Reference Currency or the Reference Index , the Valuation Date for the affected Reference Currency or Reference Index may be postponed (as described in “Disruption Events” below).

Maturity Date	Issue Date + [3] Years

Redemption Amount	A single U.S. dollar payment on the Maturity Date equal to the greater of (i) $0.00 and (ii) the principal amount of each note plus the Additional Amount, if any
Additional Amount	A single U.S. dollar amount equal to the principal amount of each note multiplied by:
	Participation Rate * Basket Return	If Basket Return is greater than zero
	0.0%	If Basket Return is greater than or equal to –20.0% and less than or equal to zero.
	20.0% + Basket Return	If Basket Return is less than –20.0%
Participation Rate	[105-115%]
Basket Return	Weighted Currency Return + Weighted Index Return
Reference Currency	Indian Rupee (INR)
Reference Exchange Rate	The spot exchange rate for the Reference Currency quoted against the U.S. Dollar (USD) expressed as the number of INR per one USD.
Initial Currency Rate	[TBD], which is the Reference Exchange Rate on the Trade Date, observed in accordance with the Settlement Rate Option.
Final Currency Rate	The Reference Exchange Rate on the Valuation Date, observed in accordance with the Settlement Rate Option (subject to the occurrence of a Disruption Event).
Weighted Currency Return	Currency Weight * Currency Return
Currency Weight	[40%]
Currency Return	Initial Currency Rate – Final Currency Rate
Initial Currency Rate
Settlement Rate Option	Reference Currency	Screen Reference
	INR	RBIB
Reference Index	S&P® CNX Nifty Index (the “Nifty Index”)
Index Level	The daily closing level of the Reference Index, as determined and published by the Index Sponsor (subject to the occurrence of a Disruption Event).
Initial Index Level	[TBD], which is the Index Level on the Trade Date
Final Index Level	The Index Level on the Valuation Date (subject to the occurrence of a Disruption Event)
Index Sponsor	India Index Services & Products Limited (“IISL”)
Weighted Index Return	Index Weight * Index Return
Index Weight	[60%]
Index Return	Final Index Level – Initial Index Level
Initial Index Level

Valuation Business Day	Any day that is both (a) a Currency Business Day for the Reference Currency and (b) a Scheduled Trading Day for the Reference Index
Valuation Business Day Convention	Preceding
Currency Business Day

For the Reference Currency, any day that is not a Saturday, a Sunday or a day on which banking institutions generally are authorized or obligated by law or executive order to be closed (including for dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in Mumbai.

Scheduled Trading Day	For the Reference Index, any day on which the Nifty Index (or any successor index) is published by IISL (or the publisher of such successor index) or otherwise determined by the Calculation Agent
Business Day	New York
Business Day Convention	Following
Disruption Events

If a Disruption Event relating to either or both of the Reference Currency and/or the Reference Index is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Basket Return using:

•  if either the Reference Currency or the Reference Index did not suffer a Disruption Event on the scheduled Valuation Date, the Final Currency Rate or Final Index Level, as applicable, on the scheduled Valuation Date, and

•  if either or both of the Reference Currency and/or the Reference Index did suffer a Disruption Event on the scheduled Valuation Date, the Final Currency Rate and/or the Final Index Level, as the case may be, on the immediately succeeding scheduled Currency Business Day or Scheduled Trading Day, as applicable, on which no Disruption Event occurs or is continuing with respect to the Reference Currency and/or the Reference Index;

provided however that if a Disruption Event has occurred or is continuing with respect to either or both of the Reference Currency and/or the Reference Index on each of the three scheduled Currency Business Days or Scheduled Trading Days, as applicable, following the scheduled Valuation Date, then (a) such third scheduled Currency Business Day or Scheduled Trading Day, as applicable, shall be deemed the Valuation Date for the affected Reference Currency or Reference Index, respectively, and (b) the Calculation Agent will determine, on such day, (i) in the case of the Reference Currency, the Final Currency Rate in accordance with “Fallback Rate Observation Methodology” (as defined under “Description of the Notes—Currency-Indexed Notes” in the MTN Prospectus) or (b) in the case of the Reference Index, its good faith estimate of the Final Index Level, based on the last available Index Level and any other information that in good faith it deems relevant.

A “Disruption Event” means, for the Reference Currency, a Currency Disruption Event and, for the Reference Index, an Index Disruption Event.
A “Currency Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:
(A)

the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the conversion of INR into USD through customary legal channels; or (y) the delivery of USD from accounts inside India to accounts outside India;

	(B)	the occurrence of any event causing the Reference Exchange Rate to be split into dual or multiple currency exchange rates; or
	(C)	the Final Currency Rate being unavailable, or the occurrence of an event (i) in India that materially disrupts the market for INR or (ii) that generally makes it impossible to obtain the Final Currency Rate, on the scheduled Valuation Date.
For purposes of the above, “scheduled Currency Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Currency Business Day.
An “Index Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:
(A)

a suspension, absence or material limitation imposed on trading of stocks then constituting 20% or more of the Reference Index or any successor index, on the relevant exchanges for such securities at any time during the one-hour period preceding the close of the principal trading session on such relevant exchange;

(B)

a material suspension, absence or material limitation imposed on, trading on any major securities exchange for trading in futures or options contracts or exchange traded funds relating to the Reference Index or any successor index at any time during the one-hour period preceding the close of, the principal trading session on such exchange;

(C)

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Reference Index (or the relevant successor index) at any time during the one hour period preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

(D)	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds.

For the purpose of determining whether an Index Disruption Event exists at any time, if trading in a security included in the Reference Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Reference Index shall be based on a comparison of: the portion of the level of the Reference Index attributable to that security relative to the overall level of the Reference Index, in each case immediately before that suspension or limitation.

For purposes of determining whether an Index Disruption Event has occurred:
(1)

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

(2)

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

(3)	a suspension of trading in futures or options contracts on the Reference Index by the primary securities market trading in such contracts by reason of:
• a price change exceeding limits set by such exchange or market,
• an imbalance of orders relating to such contracts, or
• a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Reference Index; and
(4)

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Reference Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

For purposes of the above, “relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the Reference Index or any successor index.

Index Discontinuation / Alteration

For provisions governing modifications to the Reference Index or the Index Level in the event the Reference Index is discontinued or the method of its calculation is modified, see “The S&P® CNX Nifty INDEX—Discontinuation of the S&P Nifty Index; Alteration of Method of Calculation” below.

Calculation Agent	Lehman Brothers Inc.
Underwriter	Lehman Brothers Inc.
Identifier	ISIN: US52517P4L26
CUSIP: 52517P4L2
Settlement System	DTC
Denominations	USD 10,000 and whole multiples of USD 10,000
Issue Type	US MTN
Nifty Index License

“SPCNX Nifty® Index” is a trademark of India Index Services and Products Ltd. “Standard & Poor’s” and “S&P” are trademarks of McGraw-Hill, Inc. and have been licensed for use by Lehman Brothers Inc. and sub-licensed for use by Lehman Brothers Holdings Inc. The notes, linked to the performance of the S&P® CNX Nifty Index, are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

Fees		Price to Public (1)	Fees (2)	Proceeds to the Issuer
	Per note	$10,000	$180	$9,820
Total
(1)

The price to public includes the cost of hedging the Issuer’s obligations under the notes through one or more of the Issuer’s affiliates, which includes the Issuer’s affiliates expected cost of providing such hedge as well as the profit the Issuer’s affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. will receive commissions equal to $180 per $10,000 principal amount, or 1.80%, and may use all or a portion of these commissions to pay selling concessions or fees to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to any hedges.

Risk Factors

Your investment in the notes will involve certain risks. The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in the Reference Currency, the Reference Index or any of the stocks included in the Reference Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities.  See “Risk Factors” generally in MTN Prospectus.  For particular risks relating to an investment related to the Reference Currency, see “Risk Factors—Risks Relating to Currency-Indexed Notes” in the MTN Prospectus.  You should also consider carefully the following discussion of risks relating to the Reference Index, as well as the other information contained in this term sheet, the accompanying MTN Prospectus and the documents incorporated in the MTN Prospectus by reference before you decide that an investment in the notes is suitable for you. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

The amount payable at maturity will not be adjusted for changes in exchange rates that might affect the Reference Index.

Although the stocks composing the Reference Index are traded in currencies other than U.S. dollars, and the notes, which are linked to the Reference Index and the Reference Currency are denominated in U.S. dollars, the amount payable on the notes at maturity will not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies in which the stocks composing the Reference Index are denominated.  Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the amount payable on the notes at maturity.  The amount Lehman Brothers Holdings Inc. will pay in respect of the notes on the maturity date, if any, will be determined solely in accordance with the terms described above in “Summary Description”.

IISL may adjust the Reference Index in a way that affects its level and adversely affects the value of your note; IISL has no obligation to consider your interests.

IISL, the publisher of the Reference Index, is responsible for calculating and maintaining the Reference Index.  Lehman Brothers Holdings Inc. is not affiliated with IISL in any way (except for licensing arrangement discussed below in “The S&P® CNX Nifty Index”) and has no way to control or predict IISL’s actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Reference Index.

IISL can add, delete or substitute the stocks underlying the Reference Index or make other methodological changes that could change the level of the Reference Index. You should realize that the changing of companies included in the Reference Index may affect the Reference Index, and in turn the Basket Return, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, IISL may alter, discontinue or suspend calculation or dissemination of the Reference Index.  Any of these actions could affect the Basket Return and adversely affect the value of your notes. IISL has no obligation to consider your interests in calculating or revising the Reference Index. See “The S&P® CNX Nifty Index.”

Neither Lehman Brothers Holdings Inc. nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the Reference Index or the IISL in this term sheet. You, as an investor in the notes, should make your own investigation into the Reference Index and the IISL.

Lehman Brothers Holdings Inc. cannot control actions by the companies whose stocks or other equity securities are represented in the Reference Index.

Lehman Brothers Holdings Inc. is not affiliated with any of the other companies whose stock is represented in the Reference Index.  As a result, Lehman Brothers Holdings Inc. will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Reference Index or your notes.  None of IISL or any of the companies represented in the Reference Index will be involved in the offering of notes in any way. Neither those companies nor IISL will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

You will have no shareholder rights in issuers of stocks underlying the Reference Index.

Investing in the notes is not equivalent to investing in the securities underlying the Reference Index.  As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities comprising the Reference Index would have.

An investment in the notes is subject to risks associated with Indian securities markets.

The stocks that constitute the Reference Index have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in India, including risks of volatility in the

Indian market, governmental intervention in that market and cross shareholdings in companies in India.  Also, there is generally less publicly available information about companies in India than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in India may be affected by political, economic, financial and social factors in India, including changes in India’s government, economic and fiscal policies, currency exchange laws or other Indian laws or restrictions. Moreover, the economy in India may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. India may be subjected to different and, in some cases, more adverse economic environments.

The securities markets on which the stocks of the companies included in the Reference Index are traded are not as large as the U.S. securities markets and have substantially less trading volume, resulting in a lack of liquidity and high price volatility relative to the U.S. securities markets. There is also a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries, as well as a high concentration of certain types of investors (including investment funds and other institutional investors) in these securities markets. As a result, the securities markets on which the stocks of the companies included in the Reference Index are traded may be subject to significantly greater risk and price volatility than the U.S. securities markets.

Your return on the notes, if any, generally will not reflect dividends on the common stocks or other equity securities of the companies in the Reference Index.

Your return on the notes, if any, will not reflect the return you would realize if you actually owned the stocks of the companies included in the Reference Index and received the dividends paid on those stocks. This is because the Calculation Agent will calculate the amount payable to you at maturity of the notes by reference, in part, to the Final Index Level, which reflects the prices of the stocks as calculated in the Reference Index without taking into consideration the value of dividends paid on those stocks.

The Final Index Level may be below the Index Level at the Maturity Date of the notes or at other times during the term of the notes.

Because the Final Index Level is calculated based on the Valuation Date, the level of the Reference Index at maturity or at other times during the term of the notes, including dates near the Valuation Date, could be above the Final Index Level. This difference could be particularly large if there is a significant increase in the Index Level after the Valuation Date, or if there is a significant decrease in the Index Level around the time of the Valuation Date, or if there is significant volatility in the Index level during the term of the notes (especially on dates near the Valuation Date). For example, when the Valuation Date for the notes is near the end of the term of the notes, then if the Index Levels increase or remain relatively constant during the initial term of the notes and then decrease below the Initial Index Level, the Final Index Level may be significantly lower than if it were calculated on a date earlier than the Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested directly in the Reference Index, the stocks included in the Reference Index or contracts relating to the Reference Index for which there is an active secondary market.

Time differences between the Mumbai and New York City may create discrepancies in trading levels.

As a result of the time difference between Mumbai, where the securities underlying the Reference Index trade, and New York City (where the notes may trade), there may be discrepancies between the level of the Reference Index and the trading prices of the notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example during holidays in India), as a result of which the level of the Reference Index remain unchanged for multiple trading days in New York City.

Commissions and hedging costs may adversely impact the value of your notes.

The issue price of the notes includes the underwriting commissions and fees and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates.  Such cost includes such affiliates’ expected cost of providing this hedge, as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you are able to sell notes in secondary market transactions, if at all, will likely be lower than the issue price.

You must rely on your own evaluation of the merits of an investment linked to the Reference Index and the Reference Currency

In the ordinary course of their businesses, Lehman Brothers Holdings Inc., Lehman Brothers Inc. or their affiliates may from time to time express views on the performance of the Reference Index and/or the Reference Currency. These views are sometimes communicated to clients who invest in the Reference Index and/or the Reference Currency. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons and are subject to change. In connection with your purchase of the notes, you should investigate the Reference Index and the Reference Currency and you should not rely on views which may be expressed by Lehman Brothers Holdings Inc., Lehman Brothers Inc. or their affiliates in the ordinary course of their businesses with respect to future Reference Index and/or Reference Currency price movements.

United States Federal Income Tax Treatment

Lehman Brothers Holdings Inc. intends to treat the notes as financial contracts subject to the foreign currency rules, as described under “Supplemental United States Federal Income Tax Consequences—Financial Contracts” in the Series I MTN prospectus supplement.  However, no statutory, judicial or administrative authority directly addresses the treatment of the notes and the characterization of the notes as financial contracts is uncertain. For instance, it is possible that the IRS could seek to apply the contingent payment debt regulations. Any differing treatment could affect the amount, timing, and character of income with respect to the notes.

Assuming the notes are characterized as financial contracts, gain or loss upon a sale, exchange, settlement or other disposition of the notes will be treated as ordinary gain or loss unless you make an election before the close of the day on which you purchase the notes to treat such gain or loss as capital gain or loss.  In addition, the notes may be subject to the “mark-to-market” rules of section 1256 of the Code, and you could incur federal tax liability on an annual basis in respect of an increase in the value of the notes without a corresponding receipt of cash.  If you have made the election described above, the “mark-to-market” rules would treat 60% of any gain or loss recognized on the sale, exchange, settlement or other disposition as long-term capital gain or loss, and 40% of any such gain or loss as short-term capital gain or loss.  See “Supplemental United States Federal Income Tax Consequences—Financial Contracts—Foreign Currency Rules” in the Series I MTN prospectus supplement.

Restrictions in Connection with Investing in Notes Linked to  the Nifty Index

By purchasing any notes from Lehman Brothers Inc. and/or any holding company, subsidiary or affiliate of Lehman Brothers Inc. that are linked to the performance of the Nifty Index, you will be deemed to have acknowledged, represented, warranted and undertaken to Lehman Brothers that in relation to any notes which you may purchase from Lehman Brothers:

(1) you are not (i) a “Person Resident in India” as the term is used in the Foreign Exchange Management Act, 1999 (the “Act”), or (ii) a “Non-Resident Indian”, a “Person of Indian Origin” or an “Overseas Corporate Body” as those terms are used in the Foreign Exchange Management (Deposit) Regulations 2000 as notified by the Reserve Bank of India (the “Regulations”);

(2) you will not sell any notes to any person you believe, or have reasonable grounds to believe, may be a “Person Resident in India”, a “Non-Resident Indian”, a “Person of Indian Origin” or an “Overseas Corporate Body” as those terms are used in the Act and the Regulations;

(3) you are an entity regulated by the relevant regulatory authority in the country of its establishment or incorporation in terms of Regulation 15A of the Securities and Exchange Board of India (Foreign Institutional Investors) Regulations, 1995 (the “FII Regulations”);

(4) you will not transfer any notes to any entity or person other than an entity regulated by the relevant regulatory authority in the country of its establishment or incorporation, in terms of the FII Regulations; in particular, in any sales of notes to individual clients, you will ensure that the individual’s investment advisory function is managed by an entity which is either a registered investment adviser under its local laws or is exempt from such registration (see clause (e) of Circular No. IMD/CUST/13/2004 of the Securities and Exchange Board of India (“SEBI”));

(5) as a condition of any transfer of any notes or any interest thereto, you will (a) provide to the transferee(s) a letter in form and substance identical to the letter you received in connection with your investment in notes linked to a Basket including the Nifty Index (or offering documentation containing the same substance); and (b) ensure that any further downstream transfer of the notes or any interest thereto by any transferee is subject to the terms of the aforementioned letter; and

(6) upon our request, you will promptly provide to us such information as is requested or required by SEBI or other governmental bodies in India in order that we could revert to them on a timely basis, with respect to which, such information may include, without limitation, information relating to your underlying clients, any transferees or house accounts.

Historical Information

The following charts show historical data for the Reference Currency and the Reference Index at and for the periods specified below using historical data obtained from Reuters; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The historical data on the Reference Currency and the Reference Index is not necessarily indicative of the future performance of the Reference Exchange Rate, the Index Level, the Basket Return or what the value of the notes may be.  Fluctuations in the Reference Exchange Rate and in the Index Level make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical fluctuations in the Reference Exchange Rate and in the Index Level may be greater or lesser than those experienced by the holders of the notes.

Historical Information on the Reference Currency

The following chart shows the spot exchange rate for the Reference Currency at the end of each week in the period from the week ending September 1, 2002 through the week ending September 9, 2007.  The spot exchange rate is expressed as the amount of Reference Currency per U.S. dollar to show the appreciation or depreciation, as the case may be, of the Reference Currency against the USD.

Historical Information on the Reference Index

The following chart show the closing Index Level at the end of each week in the period from the week ending September 1, 2002 through the week ending September 9, 2007.  For further information concerning the Reference Index, see “The S&P® CNX Nifty Index” below.

The S&P® CNX Nifty Index

We have derived all information contained in this term sheet regarding the Nifty Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, India Index Services and Products Ltd. (“IISL”), which is a joint venture between the National Stock Exchange of India Ltd. (“NSE”) and CRISIL (formerly Credit Rating Information Services of India Ltd.). We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the Nifty Index may be obtained at the Standard and Poor’s web site (www.standardandpoors.com) or at the NSE web site (www.nseindia.com).  Information contained at these web sites is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the Nifty Index at any time from the Bloomberg® service under the symbol “NIFTY” or from the NSE website at www.nseindia.com.

Nifty Index Composition and Maintenance

The Nifty Index is a diversified, 50-stock, market capitalization weighted index comprising large and highly liquid securities traded on the NSE. The Nifty Index covers 22 sectors of the economy and, as of December 29, 2006, includes securities with a market capitalization representing 57.66% of the total market capitalization of the Indian stock market.  The Nifty Index is calculated, published and disseminated by IISL, a joint venture between the NSE and CRISIL IISL has a consulting and licensing agreement with Standard & Poor’s.

The ten largest holdings in the Nifty Index, by weight, as of September 10, 2007 were:

Security	Industry	%
Reliance Industries Ltd	Petrochemicals	11.8
Oil and Natural Gas Corp.	Gas	7.54
Bharti Airtel Limited	Telecommunication — Services	6.83
Reliance Communications L	Telecommunication — Services	4.73
Infosys Technologies Ltd	Computers — Software	4.43
Tata Consultancy Serv LT	Computers — Software	4.26
Icici Bank Ltd.	Banking	4.2
BHEL	Banking	3.98
State Bank of India	Banking	3.63
Larsen & Toubro Ltd.	Engineering/R&D Services	3.16

According to the IISL, the Selection Criteria for the Nifty Index ensures that only large and highly liquid securities form the index.  A company must be domiciled in India and trade on the NSE in order to be eligible for inclusion in the index.  All common shares listed on the NSE (which are of an equity and not of a fixed income nature) are eligible for inclusion in the Nifty index.  Convertible stock, bonds, warrants, rights, and preferred stock that provide a guaranteed fixed return are not eligible.

Selection of the index set is based on four criteria:

1)  Liquidity (Impact Cost). For inclusion in the index, the security should have traded at an average impact cost of 0.75% or less during the last six months for 90% of the observations.  Impact cost is the cost of executing a transaction in a security in proportion to the weight of its market capitalization as against the index market capitalization at any point of time. This is the percentage mark up suffered while buying / selling the desired quantity of a security compared to its ideal price (best buy + best sell) / 2.

2)  Market Capitalization. Companies eligible for inclusion in the Nifty Index must have a monthly average market capitalization of 5,000,000,000 Rupees (“Rs.”) (approximately US $123,517,786 as of September 10, 2007) or more during the last six months.

3)   Floating Stock. Companies eligible for inclusion in the Nifty Index should have at least 12% floating stock. For this purpose, floating stock shall mean stocks which are not held by the promoters and associated entities (where identifiable) of such companies.

4)   Others. A company which has had a recent IPO will be eligible for inclusion in the index, if it fulfills the normal eligibility criteria for the index regarding impact cost, market capitalization and floating stock, for a three month period instead of the six month period.

Nifty Index Calculation

The Nifty Index is computed using a market capitalization weighted method, wherein the level of the index reflects the total market value of all the stocks in the index relative to a particular base period.  The method also takes into account constituent changes in the index and important corporate actions such as stock splits and rights offerings without affecting the index value.  The base period is the close of trading on November 3, 1995, which marks the completion of one year of operations of NSE’s Capital Market Segment.  The base value of the index has been set at 1000 and a base capital of Rs. 2.06 trillion.

In addition to price bands that exist for certain securities, the NSE has index-based, market-wide “circuit breakers.” The circuit breakers apply when the Nifty Index fluctuates in value more than 10%, 15% or 20%. Once triggered, all equity and equity derivative markets cease to trade nationwide.

The National Stock Exchange of India Limited

The National Stock Exchange (NSE), located in Mumbai, is India’s first debt market. It was set up in 1993 to encourage stock exchange reform through system modernization and competition. It opened for trading in mid-1994. It was recently accorded recognition as a stock exchange by the Department of Company Affairs.

Discontinuation of the S&P CNX Nifty Index; Alteration of Method of Calculation

The IISL has no obligation to continue to publish, and may discontinue the publication of, the Nifty Index. If the IISL discontinues publication of the Nifty Index and IISL or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Nifty Index (such index being referred to herein as a “Nifty successor index”), then any Index closing level will be determined by reference to the level of such Nifty successor index at the close of trading on the relevant exchange or market for the Nifty successor index on the Valuation Date.

Upon any selection by the calculation agent of a Nifty successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If the IISL discontinues publication of the Nifty successor index prior to, and such discontinuance is continuing on, the Valuation Date and the calculation agent determines, in its sole discretion, that no Nifty successor index is available at such time, or the calculation agent has previously selected a Nifty successor index and publication of such Nifty successor index is discontinued prior to, and such discontinuation is continuing on the Valuation Date, or if the IISL (or the publisher of any Nifty successor index) fails to calculate and publish a closing level for the Nifty Index (or any Nifty successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Nifty Index or Nifty successor index, as applicable, last in effect prior to such discontinuance or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Nifty Index or Nifty successor index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication or failure to calculate or publish the closing level of the Nifty Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange.  If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings’ obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Nifty Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Nifty Index or a Nifty successor index, or the level thereof, is changed in a material respect, or if the Nifty Index or a Nifty successor index is in any other way modified so that the Nifty Index or such Nifty successor index does not, in the opinion of the calculation agent, fairly represent the level of the Nifty Index or such Nifty successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Nifty Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Nifty Index or such Nifty successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Nifty Index or such Nifty successor index, as adjusted. Accordingly, if the method of calculating the Nifty Index or a Nifty successor index is modified so that the level of such Nifty Index or Nifty successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Nifty Index), then the calculation agent will adjust such Nifty Index or such Nifty successor index in order to arrive at a level of the Nifty Index or such Nifty successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with S&P

Standard & Poor’s (“S&P”) is a division of The McGraw-Hill Companies, Inc., a New York corporation.  Among other things, S&P is engaged in the business of developing, constructing, compiling, computing and maintaining various equity indices that are recognized worldwide as benchmarks for U.S. stock market performance.  “Standard & Poor’s®” and “S&P®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by India Index Services & Products Limited (“IISL”) in connection with the Nifty Index.  IISL may further license the S&P trademarks to third parties, and has sublicensed such marks to Lehman Brothers Holdings Inc. in connection with the Nifty Index and the notes.  The Nifty Index is not compiled, calculated or distributed by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in products that utilize such index as a component thereof, including the notes.

The notes are not sponsored, endorsed, sold or promoted by India Index Services & Products Limited (IISL) or Standard & Poor’s, a division of The McGraw-Hill Companies Inc. (S&P).  Neither IISL nor S&P makes any representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Nifty Index to track general stock market performance in India.  The relationship of S&P and IISL to Lehman Brothers Holdings Inc. is in respect of the licensing of certain trademarks and trade names of their Index, which is determined, composed and calculated by IISL without regard to Lehman Brothers Holdings Inc. or the notes.  Neither IISL nor S&P has any obligation to take the needs of Lehman Brothers Holdings Inc. or the owners of the notes into consideration in determining, composing or calculating the Nifty Index.  Neither IISL nor S&P is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  Neither S&P nor IISL has any obligation or liability in connection with the administration, marketing or trading of the notes.

S&P AND IISL DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P® CNX NIFTY INDEX OR ANY DATA INCLUDED THEREIN AND THEY SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  NEITHER IISL NOR S&P MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY THE LEHMAN BROTHERS HOLDINGS INC., OR OWNERS OF THE NOTES, OR ANY OTHER PERSONS OR ENTITIES FROM THE USE OF THE S&P® CNX NIFTY INDEX OR ANY DATA INCLUDED THEREIN. IISL AND S&P MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL IISL OR S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Hypothetical Historical Basket Return

The following chart shows the hypothetical Basket Return based on the composite basket performance of the Reference Currency and the Reference Index in the period from the week ending September 1, 2002 through the week ending September 9, 2007 using weekly data for the Reference Currency and Reference Index obtained from Reuters; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The Basket Return was indexed to a level of 0.0 on September 9, 2007 based upon the Initial Currency Rate and Initial Index Level determined on that date.  The composite value of the Reference Currency and Reference Index on any prior day was obtained by using the calculation of the Basket Return described above.  With respect to the Reference Currency, spot exchange rates used in this determination are expressed as the number of units of Reference Currency per U.S. dollar.

Hypothetical Redemption Amount Payment Examples

The following payment examples for this note shows scenarios for the Redemption Amount payable at maturity of the notes, including scenarios under which an Additional Amount will or will not be payable, based on a hypothetical Participation Rate of [110]%, a hypothetical Initial Currency Rate of [40.23] and a hypothetical Initial Index Level of [ 4401.55 ] (each of which will be determined on the Trade Date) and hypothetical values for the Final Currency Rate and Final Index Level (each of which will be determined on the Valuation Date). The hypothetical values for the Reference Index and the Reference Currency have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for either the Reference Exchange Rate or the Index Level, respectively, and should not be taken as indicative of the future performance of the Reference Exchange Rate or Index Level, respectively.

Example 1: The Reference Currency appreciates relative to the Initial Currency Rate and the Reference Index appreciates relative to the Initial Index Level, resulting in a Basket Return of 58.80%, which is greater than 0%. Therefore, the Additional Amount is 64.68% (equal to the Basket Return times the Participation Rate of 110%), and the Redemption Amount is equal to the product of 164.68% times the principal amount of the notes.

Reference Currency (INR)		Reference Index (S&P® CNX Nifty Index)
Initial Currency Rate =	40.23	Initial Index Rate =	4401.55
Final Currency Rate =	27.00	Final Index Rate =	7750
Currency Return =	0.3289	Index Return =	0.7607
Currency Weight =	40%	Index Weight =	60%
Weighted Currency Return =	0.1315	Weighted Index Return =	0.4564

Redemption Amount
Basket Return = Weighted Currency Return + Weighted Index Return =			58.80%
Participation Rate =			110.00%
Additional Amount = Participation Rate * Basket Return =			64.68%
Redemption Amount =			164.68%

Example 2: The Reference Currency depreciates relative to the Initial Currency Rate and the Reference Index depreciates relative to the Initial Index Level, resulting in a Basket Return of -18.28%, which is less than 0%, but greater than -20%. Therefore, the Additional Amount is 0.00% and the Redemption Amount is equal to 100.00% times the principal amount of the notes (the repayment of principal invested, with no additional return).

Reference Currency (INR)		Reference Index (S&P® CNX Nifty Index)
Initial Currency Rate =	40.23	Initial Index Rate =	4401.55
Final Currency Rate =	49.00	Final Index Rate =	3700
Currency Return =	-0.2180	Index Return =	-0.1594
Currency Weight =	40%	Index Weight =	60%
Weighted Currency Return =	-0.0872	Weighted Index Return =	-0.0956

Redemption Amount
Basket Return = Weighted Currency Return + Weighted Index Return =			-18.28%
Participation Rate =			110.00%
Additional Amount =			0.00%
Redemption Amount =			100.00%

Example 3: The Reference Currency appreciates relative to the Initial Currency Rate and the Reference Index depreciates relative to the Initial Index Level, resulting in a Basket Return of 20.14%, which is greater than 0%. Therefore, the Additional Amount is 22.15% (equal to the Basket Return times the Participation Rate of 110%), and the Redemption Amount is equal to 122.15%, times the principal amount of the notes.

Reference Currency (INR)		Reference Index (S&P® CNX Nifty Index)
Initial Currency Rate =	40.23	Initial Index Rate =	4401.55
Final Currency Rate =	19.00	Final Index Rate =	4330.55
Currency Return =	0.5277	Index Return =	-0.0161
Currency Weight =	40%	Index Weight =	60%
Weighted Currency Return =	0.2111	Weighted Index Return =	-0.0097

Redemption Amount
Basket Return = Weighted Currency Return + Weighted Index Return =			20.14%
Participation Rate =			110.00%
Additional Amount = Participation Rate * Basket Return =			22.15%
Redemption Amount =			122.15%

Example 4: The Reference Currency depreciates relative to the Initial Currency Rate and the Reference Index appreciates relative to the Initial Index Level, resulting in a Basket Return of -16.85%, which is less than 0%, but greater than -20%. Therefore, the Additional Amount is 0.00% and the Redemption Amount is equal to 100.00% times the principal amount of the notes (the repayment of principal invested, with no additional return).

Reference Currency (INR)		Reference Index (S&P® CNX Nifty Index)
Initial Currency Rate =	40.23	Initial Index Rate =	4401.55
Final Currency Rate =	61.50	Final Index Rate =	4717
Currency Return =	-0.5287	Index Return =	0.0717
Currency Weight =	40%	Index Weight =	60%
Weighted Currency Return =	-0.2115	Weighted Index Return =	0.0430

Redemption Amount
Basket Return = Weighted Currency Return + Weighted Index Return =			-16.85%
Participation Rate =			110.00%
Additional Amount =			0.00%
Redemption Amount =			100.00%

Example 5: The Reference Currency appreciates relative to the Initial Currency Rate and the Reference Index depreciates relative to the Initial Index Level, resulting in a Basket Return of -26.41%, which is less than -20%. Therefore, the Additional Amount is equal to -6.41% (equal to the sum of 20% and the Basket Return), and the Redemption Amount is equal to 93.59% times the principal amount of the notes.

Reference Currency (INR)		Reference Index (S&P® CNX Nifty Index)
Initial Currency Rate =	40.23	Initial Index Rate =	4401.55
Final Currency Rate =	37.98	Final Index Rate =	2300
Currency Return =	0.0559	Index Return =	-0.4775
Currency Weight =	40%	Index Weight =	60%
Weighted Currency Return =	0.0224	Weighted Index Return =	-0.2865

Redemption Amount
Basket Return = Weighted Currency Return + Weighted Index Return =			-26.41%
Participation Rate =			110.00%
Additional Amount = 20% + Basket Return			-6.41%
Redemption Amount =			93.59%

Example 6: The Reference Currency depreciates relative to the Initial Currency Rate and the Reference Index depreciates relative to the Initial Index Level, resulting in a Basket Return of -58.80%, which is less than -20%. Therefore, the Additional Amount is equal to -38.80% (equal to the sum of 20% and the Basket Return) and the Redemption Amount is equal to 61.20% times the principal amount of the notes.

Reference Currency (INR)		Reference Index (S&P® CNX Nifty Index)
Initial Currency Rate =	40.23	Initial Index Rate =	4401.55
Final Currency Rate =	53.46	Final Index Rate =	1053
Currency Return =	-0.3289	Index Return =	-0.7608
Currency Weight =	40%	Index Weight =	60%
Weighted Currency Return =	-0.1315	Weighted Index Return =	-0.4565

Redemption Amount
Basket Return = Weighted Currency Return + Weighted Index Return =			-58.80%
Participation Rate =			110.00%
Additional Amount = 20% + Basket Return			-38.80%
Redemption Amount =			61.20%